Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces March Quarter 2024 Financial Results

Delivered industry-leading operational performance, record March quarter completion factor

March quarter revenue and earnings at the high end of guidance

Expect record June quarter revenue, mid-teens operating margin, and EPS of $2.20 to $2.50

Reiterating 2024 outlook for EPS of $6 to $7 and free cash flow of $3 to $4 billion

ATLANTA, April 10, 2024 – Delta Air Lines (NYSE: DAL) today reported financial results for the March quarter and provided its outlook for the June quarter. Highlights of the March quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Thanks to the extraordinary work of our 100,000 people, Delta is delivering the best operational reliability in our history, and we have widened the gap to our competitors. We were thrilled to recognize their efforts with $1.4 billion in profit sharing payouts during the quarter,” said Ed Bastian, Delta’s chief executive officer.

"For the March quarter, we delivered record revenue on outstanding operational performance, enabling strong earnings growth. We anticipate continued strong momentum for our business, and in the June quarter, we expect to deliver record revenue, a mid-teens operating margin and earnings of $2.20 to $2.50 per share. We remain confident in our full year targets for earnings of $6 to $7 per share and free cash flow of $3 to $4 billion."

March Quarter 2024 GAAP Financial Results

•	Operating revenue of $13.7 billion
•	Operating income of $614 million with an operating margin of 4.5 percent
•	Pre-tax income of $122 million with a pre-tax margin of 0.9 percent
•	Earnings per share of $0.06
•	Operating cash flow of $2.4 billion
•	Payments on debt and finance lease obligations of $712 million
•	Total debt and finance lease obligations of $19.4 billion at quarter end

March Quarter 2024 Adjusted Financial Results

•	Operating revenue of $12.6 billion, 6 percent higher than the March quarter 2023
•	Operating income of $640 million with an operating margin of 5.1 percent
•	Pre-tax income of $380 million with a pre-tax margin of 3.0 percent
•	Earnings per share of $0.45
•	Operating cash flow of $2.5 billion
•	Free cash flow of $1.4 billion
•	Adjusted debt to EBITDAR of 2.9x, down from 3.0x at the end of 2023
•	Return on invested capital of 13.8 percent on a trailing five quarter average, up 2.8 points over prior year

1

Financial Guidance1

FY 2024 Forecast
Earnings Per Share	$6 - $7
Free Cash Flow ($B)	$3 - $4
Adjusted Debt to EBITDAR	2x - 3x

2Q24 Forecast
Total Revenue YoY	Up 5% - 7%
Operating Margin	14% - 15%
Earnings Per Share	$2.20 - $2.50

[1]Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures

Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

Revenue Environment and Outlook

"We generated record March quarter revenues, 6 percent higher than the prior year. Total unit revenue (TRASM) was down 0.7 percent compared to last year, including a nearly one-point headwind from Cargo and MRO. This result was at the high end of our guidance, with the growth rate improving three points from the December quarter," said Glen Hauenstein, Delta’s president.

“Strong demand for travel on Delta is continuing into the June quarter where we expect total revenue growth of 5 to 7 percent compared to the June quarter 2023 on TRASM of flat to down 2 percent. Within this outlook, all geographic entities are expected to achieve unit revenue approximately flat to last year, except Latin, where we expect a double-digit decline as we lap strong performance and continue to profitably invest in the network.”

•	Record March quarter revenue: Delta delivered March quarter revenue that was 6 percent higher than 2023 driven by best-in-class operations and strong demand trends. Delta led the industry in completion factor and on-time performance, and operated 26 cancel-free, brand-perfect days in the quarter. Adjusted total unit revenue (TRASM) growth improved 3 points sequentially from the December quarter 2023 to down 0.7 percent year-over-year, including a nearly one-point headwind from cargo and MRO.
•	Corporate travel demand accelerated: Managed corporate sales* grew 14 percent year-over-year, led by the return of large corporate accounts, particularly in the Technology, Consumer Services and Financial Services sectors. Recent corporate survey results indicate that 90 percent of companies expect their travel volumes to increase or stay the same in the June quarter and beyond.
•	Domestic environment improved with robust demand: Domestic unit revenues were a March quarter record, growing 3 percent year-over-year with record domestic load factors. Unit revenues improved 7 points sequentially from the December quarter 2023, inflecting positive for the March quarter.
•	International travel strength continued: International passenger revenue was 12 percent higher versus the March quarter 2023, with Transatlantic passenger unit revenue (PRASM) up 2 percent. International passenger unit revenues were down 3 percent on 16 percent higher capacity as Delta continued to invest in rebuilding the Latin and Pacific networks.
•	Revenue diversification driving Delta's differentiation: For the quarter, diversified revenue streams, including Loyalty, Premium, Cargo and MRO comprised 57 percent of total revenues. Premium revenue grew 10 percent versus the March quarter 2023, continuing to outperform Main Cabin. Loyalty revenue was up 12 percent, driven by continued co-brand spend growth and increasing premium card mix. Remuneration from American Express for the March quarter was $1.7 billion, approximately 5 percent higher than the March quarter 2023.

*Corporate sales include tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

2

Cost Performance and Outlook

“For the March quarter, we delivered pre-tax income of $380 million, an improvement of $163 million over last year. Delta’s operational excellence resulted in the best March quarter completion factor in our history, providing an incremental point of capacity growth and unit cost favorability with non-fuel unit costs 1.5 percent higher than last year,” said Dan Janki, Delta’s chief financial officer.

“Growth is normalizing and we are in a period of optimization, with a focus on restoring our most profitable core hubs and delivering efficiency gains. For the June quarter, non-fuel unit costs are expected to increase approximately 2 percent, consistent with our full year outlook for a low single-digit increase in non-fuel unit costs over 2023.”

March Quarter 2024 Cost Performance

•	Operating expense of $13.1 billion and adjusted operating expense of $11.9 billion
•	Adjusted non-fuel costs of $9.2 billion
•	Non-fuel CASM was 14.08¢, an increase of 1.5 percent year-over-year
•	Adjusted fuel expense of $2.6 billion was down 5 percent year-over-year
•	Adjusted fuel price of $2.76 per gallon declined 10 percent year-over-year with a refinery benefit of 5¢ per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.2, a 1.9 percent improvement year-over-year

Balance Sheet, Cash and Liquidity

“Delta delivered $1.4 billion of free cash flow in the March quarter after paying over $1 billion in profit sharing to our employees and reinvesting $1.1 billion in the business. We repaid nearly $1 billion of debt and ended the quarter with 2.9x of leverage,” Janki said.

“We expect to repay at least $4 billion of debt this year and are on track to improve full year leverage. Our commitment to strengthening the balance sheet was recognized this quarter with positive outlook updates from Moody's and Fitch, marking our continued progress towards an investment grade rating.”

•	Adjusted net debt of $20.2 billion at March quarter end, a reduction of $1.2 billion from the end of 2023
•	Payments on debt and finance lease obligations for the March quarter of $712 million
•	Weighted average interest rate of 4.5 percent with 91 percent fixed rate debt and 9 percent variable rate debt
•	Adjusted operating cash flow in the March quarter of $2.5 billion, with gross capital expenditures of $1.1 billion, free cash flow was $1.4 billion
•	Air Traffic Liability ended the quarter at $10.2 billion, up $3.1 billion compared to the end of 2023, a 45 percent increase
•	Liquidity* of $7.4 billion at quarter-end, including $2.9 billion in undrawn revolver capacity

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

3

March Quarter 2024 Highlights

Operations, Network and Fleet

•	Operated the most reliable airline among our competitors, ranking first in completion factor and on-time arrivals in the quarter, setting a Delta record for March quarter completion factor[1]
•	Recognized as the top U.S. airline by Wall Street Journal for a third consecutive year, ranking No. 1 in three of seven categories, including on-time arrivals and involuntary denied boardings
•	Named 2024 Airline of the Year by aviation publication Air Transport World for Delta’s outstanding operational performance, commitment to safety and premium customer service
•	Took delivery of 7 new aircraft in the quarter, including the A321neo and A220-300, which are over 25 percent more fuel efficient than the aircraft they are replacing
•	Announced that daily service between New York-JFK and Tel-Aviv (TLV) will resume in June

Culture and People

•	Celebrated Delta people with $1.4 billion in profit sharing for 2023 performance, paid on Valentine’s Day
•	Honored by Fortune as No. 11 on the World’s Most Admired Companies list
•	Named in Fortune's list of the 100 Best Companies to Work For
•	Ranked No. 5 on Forbes’ list of America’s Best Large Employers out of 600 companies based on surveys of more than 170,000 U.S.-based employees
•	Celebrated 40 years of partnership with the Atlanta Community Food Bank at volunteer events with Delta people and SkyMiles members
•	Delta volunteers honored the life and legacy of Dr. Martin Luther King Jr. by participating in community service clean-up events at Flushing Meadows Park in Queens, NY and the BeltLine in Atlanta on MLK Day

Customer Experience and Loyalty

•	Re-launched Delta’s co-brand credit cards with new benefits to provide customers with better experiences while traveling on Delta, staying in hotels, renting cars, traveling around town and dining out
•	Achieved record quarterly American Express remuneration with increasing mix of premium card acquisitions
•	Claimed the No. 2 spot on Fast Company’s list of Most Innovative Companies in the travel category, for making fast and free Wi-Fi standard in the sky
•	Named No. 10 on Food & Wine's list of Top Airlines for Food and Drinks, the only U.S. airline on the list
•	Expanded the reach of fast, free Wi-Fi and Delta Sync on over 650 aircraft
•	Announced a new premium Delta One lounge at New York-JFK that will debut in June 2024, spanning 38,000 square feet and featuring a year-round terrace, making it the largest club in Delta’s network
•	Provided SkyMiles members at the SXSW festival access to an elevated Delta lounge, a branded pop-up experience

Environmental, Social and Governance

•	Improved fuel efficiency by 1.9 percent year-over-year in the quarter, driven by fleet renewal and other cross-divisional sustainability initiatives
•	As a founding member of the Minnesota SAF Hub, Delta supported Greater MSP in issuing a request for proposal for a site selection study for a dedicated alcohol-to-jet refinery site in Minnesota
•	Launched a strategic partnership between Delta and the U.S. Army PaYS program, which partners with corporations to give enlisting soldiers and ROTC cadets access to interviews and potential full-time employment following service in the army
•	Delta and LATAM joined forces with New World School of the Arts to give students an exclusive Job Shadow Day at Miami International Airport, introducing them to career opportunities in aviation
•	Introduced “Delta Business Class” – a sports business immersion program leveraging Delta’s partnerships with professional sports teams to create the opportunity for students at four Historically Black Colleges/Universities (HBCUs) to pursue sports-related careers

1FlightStats preliminary data for Delta flights mainline system and for Delta's competitive set (AA, UA, B6, AS, WN, and DL), from January 1 - March 31, 2024. On-time is defined as A0.

4

March Quarter 2024 Results

March quarter results have been adjusted primarily for the third-party refinery sales, unrealized gains/losses on investments and loss on extinguishment of debt as described in the reconciliations in Note A.

	GAAP		$		%
($ in millions except per share and unit costs)	1Q24	1Q23	Change		Change
Operating income/(loss)	614	(277)	891		NM
Operating margin	4.5%	(2.2)%	6.7	pts	NM
Pre-tax income/(loss)	122	(506)	628		NM
Pre-tax margin	0.9%	(4.0)%	4.9	pts	NM
Net income/(loss)	37	(363)	400		NM
Diluted earnings/(loss) per share	0.06	(0.57)	0.63		NM
Operating revenue	13,748	12,759	989		8%
Total revenue per available seat mile (TRASM) (cents)	20.98	20.80	0.18		1%
Operating expense	13,134	13,036	98		1%
Cost per available seat mile (CASM) (cents)	20.04	21.25	(1.21)		(6)%
Fuel expense	2,598	2,676	(78)		(3)%
Average fuel price per gallon	2.79	3.01	(0.22)		(7)%
Operating cash flow	2,408	2,235	173		8%
Capital expenditures	1,193	1,000	193		19%
Total debt and finance lease obligations	19,364	21,958	(2,594)		(12)%

	Adjusted		$		%
($ in millions except per share and unit costs)	1Q24	1Q23	Change		Change
Operating income	640	546	94		17%
Operating margin	5.1%	4.6%	0.5	pts	11%
Pre-tax income	380	217	163		75%
Pre-tax margin	3.0%	1.8%	1.2	pts	67%
Net income	288	163	125		77%
Diluted earnings per share	0.45	0.25	0.20		80%
Operating revenue	12,563	11,842	721		6%
TRASM (cents)	19.17	19.30	(0.13)		(0.7)%
Operating expense	11,923	11,296	627		6%
Non-fuel cost	9,227	8,506	721		8%
Non-fuel unit cost (CASM-Ex) (cents)	14.08	13.86	0.22		1.5%
Fuel expense	2,571	2,718	(147)		(5)%
Average fuel price per gallon	2.76	3.06	(0.30)		(10)%
Operating cash flow	2,478	2,942	(464)		(16)%
Free cash flow	1,378	1,853	(475)		(26)%
Gross capital expenditures	1,110	1,090	20		2%
Adjusted net debt	20,219	20,964	(745)		(4)%

5

About Delta Air Lines Through the warmth and service of Delta Air Lines (NYSE: DAL) people and the power of innovation, Delta never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on over 4,000 daily flights to more than 290 destinations on six continents, connecting people to places and to each other.

Delta served more than 190 million customers in 2023 -- safely, reliably and with industry-leading customer service innovation – and was again recognized as North America’s most on-time airline by Cirium. We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

Powered by innovative and strategic partnerships with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. It has been recognized by Cirium for operational excellence; as the top U.S. airline by the Wall Street Journal; among Fast Company’s Most Innovative Companies; the World’s Most Admired Airline according to Fortune; as one of Glassdoor’s Best Places to Work; and a top employer for diversity, veterans and best workplaces for women by Forbes.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor issues; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2024	2023	$ Change	% Change
Operating Revenue:
Passenger	$11,131	$10,411	$720	7%
Cargo	178	209	(31)	(15)%
Other	2,439	2,139	300	14%
Total operating revenue	13,748	12,759	989	8%
Operating Expense:
Salaries and related costs	3,791	3,386	405	12%
Aircraft fuel and related taxes	2,598	2,676	(78)	(3)%
Ancillary businesses and refinery	1,370	1,125	245	22%
Contracted services	1,024	1,010	14	1%
Landing fees and other rents	748	584	164	28%
Aircraft maintenance materials and outside repairs	679	585	94	16%
Depreciation and amortization	615	564	51	9%
Regional carrier expense	550	559	(9)	(2)%
Passenger commissions and other selling expenses	550	500	50	10%
Passenger service	413	416	(3)	(1)%
Aircraft rent	136	132	4	3%
Profit sharing	125	72	53	74%
Pilot agreement and related expenses	–	864	(864)	NM
Other	535	563	(28)	(5)%
Total operating expense	13,134	13,036	98	1%
Operating Income/(Loss)	614	(277)	891	NM
Non-Operating Expense:
Interest expense, net	(205)	(227)	22	(10)%
Gain/(loss) on investments, net	(227)	122	(349)	NM
Loss on extinguishment of debt	(4)	(22)	18	(82)%
Miscellaneous, net	(56)	(102)	46	(45)%
Total non-operating expense, net	(492)	(229)	(263)	NM
Income/(Loss) Before Income Taxes	122	(506)	628	NM
Income Tax (Provision)/Benefit	(85)	143	(228)	NM
Net Income/(Loss)	$37	$(363)	$400	NM
Basic Earnings/(Loss) Per Share	$0.06	$(0.57)
Diluted Earnings/(Loss) Per Share	$0.06	$(0.57)
Basic Weighted Average Shares Outstanding	640	639
Diluted Weighted Average Shares Outstanding	645	639

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2024	2023	$ Change	% Change
Ticket - Main cabin	$5,425	$5,223	$202	4%
Ticket - Premium products	4,408	4,016	392	10%
Loyalty travel awards	844	743	101	14%
Travel-related services	454	429	25	6%
Passenger revenue	$11,131	$10,411	$720	7%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2024	2023	$ Change	% Change
Refinery	$1,185	$916	$269	29%
Loyalty program	795	726	69	10%
Ancillary businesses	180	231	(51)	(22)%
Miscellaneous	279	266	13	5%
Other revenue	$2,439	$2,139	$300	14%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q24 vs 1Q23
Revenue	1Q24 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$7,983	5%	3%	—%	2%
Atlantic	1,305	5%	2%	(1)%	2%
Latin America	1,265	12%	(12)%	(12)%	27%
Pacific	578	31%	(4)%	(2)%	36%
Passenger Revenue	$11,131	7%	—%	(2)%	7%
Cargo Revenue	178	(15)%
Other Revenue	2,439	14%
Total Revenue	$13,748	8%	1%
Third Party Refinery Sales	(1,185)
Total Revenue, adjusted	$12,563	6%	(0.7)%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023	Change
Revenue passenger miles (millions)	54,207	49,687	9%
Available seat miles (millions)	65,542	61,351	7%
Passenger mile yield (cents)	20.53	20.95	(2)%
Passenger revenue per available seat mile (cents)	16.98	16.97	–%
Total revenue per available seat mile (cents)	20.98	20.80	1%
TRASM, adjusted - see Note A (cents)	19.17	19.30	(0.7)%
Cost per available seat mile (cents)	20.04	21.25	(6)%
CASM-Ex - see Note A (cents)	14.08	13.86	1.5%
Passenger load factor	83%	81%	2	pts
Fuel gallons consumed (millions)	931	888	5%
Average price per fuel gallon	$2.79	$3.01	(7)%
Average price per fuel gallon, adjusted - see Note A	$2.76	$3.06	(10)%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2024	2023
Cash Flows From Operating Activities:
Net Income/(loss)	$37	$(363)
Depreciation and amortization	615	564
Changes in air traffic liability	3,149	2,927
Changes in profit sharing	(1,259)	(491)
Changes in balance sheet and other, net	(134)	(402)
Net cash provided by operating activities	2,408	2,235

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(883)	(630)
Ground property and equipment, including technology	(310)	(370)
Purchase of short-term investments	–	(999)
Redemption of short-term investments	546	897
Other, net	10	2
Net cash used in investing activities	(637)	(1,100)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(712)	(1,166)
Cash dividends	(64)	–
Other, net	(11)	(13)
Net cash used in financing activities	(787)	(1,179)

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	984	(44)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,395	3,473
Cash, cash equivalents and restricted cash equivalents at end of period	$4,379	$3,429

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,877	$3,215
Restricted cash included in prepaid expenses and other	126	160
Other assets:
Restricted cash included in other noncurrent assets	376	54
Total cash, cash equivalents and restricted cash equivalents	$4,379	$3,429

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$3,877	$2,741
Short-term investments	589	1,127
Accounts receivable, net	3,748	3,130
Fuel inventory, expendable parts and supplies inventories, net	1,452	1,314
Prepaid expenses and other	1,913	1,957
Total current assets	11,579	10,269

Property and Equipment, Net:
Property and equipment, net	35,915	35,486

Other Assets:
Operating lease right-of-use assets	6,785	7,004
Goodwill	9,753	9,753
Identifiable intangibles, net	5,981	5,983
Equity investments	3,247	3,457
Other noncurrent assets	1,709	1,692
Total other assets	27,475	27,889
Total assets	$74,969	$73,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,809	$2,983
Current maturities of operating leases	742	759
Air traffic liability	10,193	7,044
Accounts payable	4,541	4,446
Accrued salaries and related benefits	3,037	4,561
Loyalty program deferred revenue	4,018	3,908
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,038	1,617
Total current liabilities	28,478	26,418

Noncurrent Liabilities:
Debt and finance leases	16,555	17,071
Pension, postretirement and related benefits	3,524	3,601
Loyalty program deferred revenue	4,523	4,512
Noncurrent operating leases	6,203	6,468
Deferred income taxes, net	994	908
Other noncurrent liabilities	3,541	3,561
Total noncurrent liabilities	35,340	36,121

Commitments and Contingencies

Stockholders' Equity:	11,151	11,105
Total liabilities and stockholders' equity	$74,969	$73,644

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

One-time pilot agreement expenses. In the March 2023 quarter, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement included a provision for a one-time payment made upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			1Q24 vs 1Q23
(in millions)	March 31, 2024	June 30, 2023	March 31, 2023	% Change
Operating revenue	$13,748	$15,578	$12,759
Adjusted for:
Third-party refinery sales	(1,185)	(965)	(916)
Operating revenue, adjusted	$12,563	$14,613	$11,842	6%

	Three Months Ended
	March 31, 2024	December 31, 2023	June 30, 2023	March 31, 2023	December 31, 2022	1Q24 vs 1Q23 % Change	4Q23 vs 4Q22 % Change
TRASM (cents)	20.98	20.78	22.58	20.80	22.58
Adjusted for:
Third-party refinery sales	(1.81)	(0.82)	(1.40)	(1.49)	(1.92)
TRASM, adjusted	19.17	19.95	21.18	19.30	20.66	(0.7)%	(3)%

Operating Income, adjusted

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Operating income/(loss)	$614	$(277)
Adjusted for:
MTM adjustments and settlements on hedges	27	(41)
One-time pilot agreement expenses	–	864
Operating income, adjusted	$640	$546

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Operating Margin, adjusted

	Three Months Ended
	March 31, 2024	March 31, 2023
Operating margin	4.5%	(2.2)%
Adjusted for:
Third-party refinery sales	0.4	0.3
MTM adjustments and settlements on hedges	0.2	(0.3)
One-time pilot agreement expenses	–	6.8
Operating margin, adjusted	5.1%	4.6%

Pre-Tax Income/(Loss), Net Income/(Loss), and Diluted Earnings/(Loss) per Share, adjusted

	Three Months Ended			Three Months Ended
	March 31, 2024			March 31, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$122	$(85)	$37	$0.06
Adjusted for:
MTM adjustments on investments	227
MTM adjustments and settlements on hedges	27
Loss on extinguishment of debt	4
Non-GAAP	$380	$(92)	$288	$0.45

	Three Months Ended			Three Months Ended
	March 31, 2023			March 31, 2023
	Pre-Tax	Income	Net	(Loss)/Earnings
(in millions, except per share data)	(Loss)/Income	Tax	(Loss)/Income	Per Diluted Share
GAAP	$(506)	$143	$(363)	$(0.57)
Adjusted for:
MTM adjustments on investments	(122)
MTM adjustments and settlements on hedges	(41)
Loss on extinguishment of debt	22
One-time pilot agreement expenses	864
Non-GAAP	$217	$(53)	$163	$0.25

Pre-Tax Margin, adjusted

	Three Months Ended
	March 31, 2024	March 31, 2023
Pre-tax margin	0.9%	(4.0)%
Adjusted for:
Third-party refinery sales	0.3	0.1
MTM adjustments on investments	1.6	(1.0)
MTM adjustments and settlements on hedges	0.2	(0.3)
Loss on extinguishment of debt	–	0.2
One-time pilot agreement expenses	–	6.8
Pre-tax margin, adjusted	3.0%	1.8%

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Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following items provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

Pilot agreement payment. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring cash flow generated by our operations.

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$2,408	$2,235
Adjusted for:
Net cash flows related to certain airport construction projects and other	70	(28)
Pilot agreement payment	–	735
Net cash provided by operating activities, adjusted	$2,478	$2,942

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net purchases/(redemptions) of short-term investments, (ii) net cash flows related to certain airport construction projects and other, (iii) financed aircraft acquisitions and (iv) pilot agreement payment. These adjustments are made for the following reasons:

Net purchases/(redemptions) of short-term investments. Net purchases/(redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Pilot agreement payment. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring free cash flow generated by our operations.

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$2,408	$2,235
Net cash used in investing activities	(637)	(1,100)
Adjusted for:
Net purchases/(redemptions) of short-term investments	(546)	102
Net cash flows related to certain airport construction projects and other	154	19
Financed aircraft acquisitions	–	(137)
Pilot agreement payment	–	735
Free cash flow	$1,378	$1,853

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes operating lease liabilities and sale leaseback liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

(in billions)	March 31, 2024	December 31, 2023
Debt and finance lease obligations	$19.4	$20.1
Plus: Operating lease liability	6.9	7.2
Plus: Sale leaseback liability	1.9	1.9
Adjusted Debt	$28.3	$29.3

	Twelve Months Ended
(in billions)	March 31, 2024		December 31, 2023
GAAP operating income	$6.4		$5.5
Adjusted for:
One-time pilot agreement expenses	–		0.9
Operating income, adjusted	6.4		6.3
Adjusted for:
Depreciation and amortization	2.4		2.3
Fixed portion of operating lease expense	1.0		1.0
EBITDAR	$9.8		$9.6

Adjusted Debt to EBITDAR	2.9	x	3.0	x

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After-tax Return on Invested Capital ("ROIC"). We present after-tax return on invested capital as management believes this metric is helpful to investors in assessing the company's ability to generate returns using its invested capital as a measure against the industry. Return on invested capital is tax-effected adjusted total pre-tax income divided by average adjusted invested capital. Average adjusted invested capital represents the sum of the adjusted book value of equity at the end of the last five quarters, adjusted for pension impacts within other comprehensive income. Average adjusted gross debt is calculated using amounts as of the end of the last five quarters. All adjustments to calculate ROIC are intended to provide a more meaningful comparison of our results to the airline industry.

Amortization of retirement actuarial loss. This adjustment relates to actuarial gains/losses on our benefit plans. Adjusting for these results allows investors to better understand our core operational performance in the periods shown as it removes prior period differences in assumptions and actual experience within our benefit plans.

Interest expense, net and interest expense included in aircraft rent. This adjustment relates to interest expense related to debt and financing transactions. Adjusting for these results allows investors to better understand our core operational performance in the periods shown as it neutralizes the effect of our capital structure.

	Twelve Months Ended		1Q24 vs 1Q23
(in millions)	March 31, 2024	March 31, 2023	Change
Pre-tax income	$6,235	$2,609
Adjusted for:
MTM adjustments on investments	(913)	514
MTM adjustments and settlements on hedges	16	(8)
Loss on extinguishment of debt	46	97
One-time pilot agreement expenses	–	864
Restructuring charges	–	(118)
Amortization of retirement actuarial loss	243	290
Interest expense, net and interest expense included in aircraft rent	1,182	1,329
Pre-tax adjusted income	$6,808	$5,578
Tax effect	(1,552)	(1,333)
Tax-effected adjusted total pre-tax income	$5,256	$4,245

Adjusted book value of equity	$15,393	$12,074
Average adjusted gross debt	22,729	26,545
Averaged adjusted invested capital	$38,122	$38,619

After-tax Return on Invested Capital	13.8%	11.0%	2.8

Operating revenue, adjusted related to premium products and diverse revenue streams

Three Months Ended
(in millions)	March 31, 2024
Operating revenue	$13,748
Adjusted for:
Third-party refinery sales	(1,185)
Operating revenue, adjusted	$12,563
Less: main cabin revenue	(5,425)
Operating revenue, adjusted related to premium products and diverse revenue streams	$7,138
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	57%

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Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Operating expense	$13,134	$13,036
Adjusted for:
Aircraft fuel and related taxes	(2,598)	(2,676)
Third-party refinery sales	(1,185)	(916)
Profit sharing	(125)	(72)
One-time pilot agreement charges	–	(864)
Non-Fuel Cost	$9,227	$8,506

	Three Months Ended			1Q24 vs 1Q23
	March 31, 2024	June 30, 2023	March 31, 2023	%Change
CASM (cents)	20.04	18.97	21.25
Adjusted for:
Aircraft fuel and related taxes	(3.96)	(3.65)	(4.36)
Third-party refinery sales	(1.81)	(1.40)	(1.49)
Profit sharing	(0.19)	(0.86)	(0.12)
One-time pilot agreement expenses	–	–	(1.41)
CASM-Ex	14.08	13.06	13.86	1.5%

Year Ended
December 31, 2023
CASM (cents)	19.31
Adjusted for:
Aircraft fuel and related taxes	(4.07)
Third-party refinery sales	(1.24)
Profit sharing	(0.51)
One-time pilot agreement expenses	(0.32)
CASM-Ex	13.17

Operating Expense, adjusted

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Operating expense	$13,134	$13,036
Adjusted for:
Third-party refinery sales	(1,185)	(916)
MTM adjustments and settlements on hedges	(27)	41
One-time pilot agreement expenses	–	(864)
Operating expense, adjusted	$11,923	$11,296

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Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	March 31,	March 31,		March 31,	March 31,
(in millions, except per gallon data)	2024	2023	% Change	2024	2023	% Change
Total fuel expense	$2,598	$2,676		$2.79	$3.01
Adjusted for:
MTM adjustments and settlements on hedges	(27)	41		(0.03)	0.05
Total fuel expense, adjusted	$2,571	$2,718	(5)%	$2.76	$3.06	(10)%

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Flight equipment, including advance payments	$883	$630
Ground property and equipment, including technology	310	370
Adjusted for:
Financed aircraft acquisitions	–	137
Net cash flows related to certain airport construction projects	(83)	(48)
Gross capital expenditures	$1,110	$1,090

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, short-term investments and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	March 31, 2024	December 31, 2023	March 31, 2023	1Q24 vs 4Q23 $ Change
Debt and finance lease obligations	$19,364	$20,054	$21,958
Plus: sale-leaseback financing liabilities	1,875	1,887	1,924
Plus: unamortized discount/(premium) and debt issue cost, net and other	69	83	120
Adjusted debt and finance lease obligations	$21,308	$22,024	$24,002
Plus: 7x last twelve months' aircraft rent	3,752	3,724	3,627
Adjusted total debt	$25,060	$25,748	$27,630
Less: cash, cash equivalents and short-term investments	(4,465)	(3,869)	(6,612)
Less: LGA restricted cash	(376)	(455)	(54)
Adjusted net debt	$20,219	$21,424	$20,964	$(1,205)

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